EXHIBIT 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	smsi@mkr-group.com
SMITH MICRO SOFTWARE REPORTS 2008 SECOND QUARTER
RESULTS
Net Revenues Increase to a Company Record $23.5 Million
Aliso Viejo, Calif., August 5, 2008 – Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the wireless market, today reported its financial results for the fiscal 2008 second quarter ending June 30, 2008.
“We are pleased to report another record quarter for the Company with revenues increasing 53% year over year to $23.5 million,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Our Connectivity & Security business segment continued to lead the way with strong growth of 119% year over year to $12.9 million. We expect this business segment to continue to be a strong growth driver for the remainder of the year, as the overall wireless data market continues its rapid adoption, and our customers launch new connectivity solutions. We were also pleased to see our Consumer business segment have it highest revenue contribution in our history. Consumer sales increased 175% year over year to $6.2 million in a quarter that seasonally shows slower buying trends. Our Multimedia business segment performed as expected with revenues up slightly from the first quarter to $3.1 million.”
Mr. Smith continued, “As we look back at the first half of the year the Company accomplished several significant milestones while continuing to deliver strong financial results. As we stated earlier in the year, the first half of 2008 was about laying the foundation for long-term financial growth. We believe we accomplished this goal by investing significant resources in the development of new products that our customers plan to launch in the second half of this year. We also invested in the continued integration of new technologies, new customers and employees from the acquisition of the Mobility Solutions Group from PCTEL earlier this year, which was our largest competitor in the Connectivity market.”

Smith Micro 2008 Second Quarter Financial Results	Page 2 of 7
Mr. Smith concluded, “We remain very optimistic about our position in the wireless software market as we have built a strong platform for long term sustainable revenue growth and profitability. We look forward to another very solid half of 2008 and in closing I would like to reiterate our annual net revenue guidance of $95 million to $105 million for the year.”
Smith Micro reported net revenues of $23.5 million for the second quarter ended June 30, 2008, a 53% increase when compared to the $15.4 million reported for the second quarter of 2007.
GAAP gross margins of $18.0 million increased $6.6 million, or 58%, from the second quarter ended June 30, 2007. This increase was primarily due to improved product margins on the favorable product mix and higher Multimedia margins due to the change in how the product is delivered. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), gross margin of $19.0 million increased $7.1 million or 60% from the same period last year.
Of key significance, while the Company’s revenues increased a record 53% year-over-year, gross margin dollars increased 58% from the same period last year on a GAAP basis, and 60% on a non-GAAP basis, reflecting the increasing leverage in Smith Micro’s financial model.
GAAP gross margin was 77% for the second quarter of 2008 as compared with 74% for the same period last year, and non-GAAP gross margin was 81% for the second quarter of 2008 compared to 78% for the second quarter of 2007.
GAAP net loss was $158,000 or $0.01 per diluted share for the second quarter of 2008 primarily due to non-cash charges for amortization related to acquisitions and stock compensation expense. Non-GAAP net income for the second quarter of 2008 was $3.6 million or $0.12 per diluted share, as compared to $5.1 million or $0.16 per diluted share for the quarter ended June 30, 2007.
Fully diluted shares outstanding as of June 30, 2008 were 30.9 million as compared to 31.4 million shares outstanding as of June 30, 2007.
Total cash, cash equivalents, and short-term investments at June 30, 2008 were $26.2 million, equal to the $26.2 million at March 31, 2008.

Smith Micro 2008 Second Quarter Financial Results	Page 3 of 7
For the six-months ended June 30, 2008 the Company reported net revenue of $45.3 million, a 37% increase when compared to the $33.0 million reported for the six months ended June 30, 2007.
GAAP gross margins of $34.8 million increased $11.4 million, or 49%, from the $23.4 million reported in the six months ended June 30, 2007. The increase in gross profit was primarily due to improved product margins on the favorable product mix and higher Multimedia margins due to the change in how the product is delivered.
On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), gross margin of $36.8 million increased $12.6 million, or 52%, from the same period last year.
GAAP net loss for the six months ended June 30, 2008 was $475,000 or $0.02 per diluted share primarily due to non-cash charges for amortization related to acquisitions and stock compensation expense. Non-GAAP net income for the six months ended June 30, 2008 was $6.7 million or $0.22 per diluted share, as compared to $11.4 million or $0.37 per diluted share for the six months ended June 30, 2007.
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the company’s second quarter results at 4:30 p.m. Eastern time today, August 5, 2008. The call can be accessed by dialing (800) 366-8058

Smith Micro 2008 Second Quarter Financial Results	Page 4 of 7
and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communication solutions, mobile device management products, image and data compression solutions and many award-winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, Wireless and OEM Sales Groups, and direct from its websites, retail and value-added resellers (VARs). Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2008, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies
Note: Financial Schedules Attached

Smith Micro 2008 Second Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 06/30/08:
Gross Margin (in thousands)	$17,989	$132	$876	$—	$18,997
Net Loss (in thousands)	$(158)	$3,104	$1,742	$(1,067)	$3,621
EPS (Diluted)	$(0.01)	$0.10	$0.06	$(0.03)	$0.12

Three Months Ended 06/30/07:
Gross Margin (in thousands)	$11,365	$91	$452	$—	$11,908
Net Income (in thousands)	$194	$4,021	$623	$307	$5,145
EPS (Diluted)	$0.01	$0.12	$0.02	$0.01	$0.16

Six Months Ended 06/30/08:
Gross Margin (in thousands)	$34,753	$232	$1,833	$—	$36,818
Net Loss (in thousands)	$(475)	$6,746	$3,619	$(3,144)	$6,746
EPS (Diluted)	$(0.02)	$0.22	$0.12	$(0.10)	$0.22

Six Months Ended 06/30/07:
Gross Margin (in thousands)	$23,353	$105	$750	$—	$24,208
Net Income (in thousands)	$2,036	$6,667	$1,071	$1,576	$11,350
EPS (Diluted)	$0.07	$0.22	$0.03	$0.05	$0.37

Smith Micro 2008 Second Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Six Months Ended June 30, 2008 and 2007
(in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenues	$23,452	$15,346	$45,332	$33,013

Cost of Revenues	5,463	3,981	10,579	9,660

Gross Profit	17,989	11,365	34,753	23,353

Operating Expenses
Selling & Marketing	5,839	4,437	12,574	7,896
Research & Development	7,853	3,483	14,922	6,206
General & Administrative	4,766	3,702	9,614	7,297

Total Operating Expenses	18,458	11,622	37,110	21,399

Operating (Loss) Income	(469)	(257)	(2,357)	1,954
Interest Income	141	1,042	416	2,268

(Loss) Income Before Income Taxes	(328)	785	(1,941)	4,222
Income Tax (Benefit) Expense	(170)	591	(1,466)	2,186

Net (Loss) Income	$(158)	$194	$(475)	$2,036

Earnings(loss) per share:
Basic	$(0.01)	$0.01	$(0.02)	$0.07

Diluted	$(0.01)	$0.01	$(0.02)	$0.07

Weighted average shares outstanding:
Basic	30,855	29,739	30,637	29,397

Diluted	30,855	31,434	30,637	31,004

Smith Micro 2008 Second Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$24,411	$87,549
Short Term Investments	1,748	—
Accounts Receivable, (Net)	19,750	13,157
Income Taxes Receivable	234	180
Deferred Tax Asset	416	660
Inventory	1,531	1,993
Prepaid & Other Assets	862	1,001

Total Current Assets	48,952	104,540
Equipment & Improvements, Net	3,597	1,079
Deferred Tax Asset	7,897	6,351
Goodwill	82,886	32,505
Intangible Assets, Net	27,375	17,946

TOTAL ASSETS	$170,707	$162,421

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$2,999	$3,401
Deferred Revenue	3,102	584
Accrued Liabilities	4,517	3,922

Total Current Liabilities	10,618	7,907

Common Stock	31	30
Additional Paid In Capital	160,361	154,312
Accumulated Earnings (Deficit)	(303)	172

Total Stockholders’ Equity	160,089	154,514

TOTAL LIABILITIES & EQUITY	$170,707	$162,421

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